Exhibit 10.5

Execution Version

December 20, 2016

Ladies and Gentlemen:

This letter agreement (“Letter Agreement”) is entered into as of December 20, 2016 by and among KLR Energy Acquisition Corp., a Delaware corporation (“KLRE”), KLR Energy Sponsor, LLC, a Delaware limited liability company (“KLR Sponsor”) and Rosemore, Inc., a Maryland corporation (“Rosemore”). Reference is made to that certain Business Combination Agreement, dated as of December 20, 2016 (as it may be amended, supplemented or otherwise modified, the “Business Combination Agreement”), by and between KLRE and Tema Oil and Gas Company, a Maryland corporation. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement. In connection with the Business Combination Agreement and the Transactions contemplated thereby (including, for the avoidance of doubt, the Equity Financing), KLRE, KLR Sponsor and Rosemore hereby agree as follows:

1.	Backstop.

a.	In connection with the execution of those certain Subscription Agreements dated as of the date hereof by and among KLRE, KLR Sponsor and certain other signatories thereto (collectively, the “Subscription Agreement”) and the Business Combination Agreement, KLR Sponsor and Rosemore have agreed to purchase, under certain circumstances, shares of Class A Common Stock and/or Series A Preferred Stock (as such terms are defined in the Subscription Agreement) as set forth herein.

b.	In the event that, as of the closing of the Offer, the stockholders of KLRE have elected to cause KLRE to redeem in excess of 2,455,596 Offering Shares in the aggregate in connection with the Offer, KLR Sponsor and Rosemore hereby agree to purchase, or cause to be purchased (in accordance with applicable Federal Securities Laws), in the aggregate (such shares to be purchased 11% by KLR Sponsor and 89% by Rosemore) a number of shares of Class A Common Stock and/or Series A Preferred Stock (divided between each class of securities as KLR Sponsor or Rosemore may elect in its sole discretion, it being understood that any shares of Series A Preferred Stock will not be accompanied by shares of Class F Common Stock or KLRE Warrants) from KLRE having a value equal to the product of (i) the aggregate number of shares of Class A Common Stock redeemed in the Offer minus 2,455,596, and (ii) $10.40, but which shares of Class A Common Stock and/or Series A Preferred Stock shall not exceed an aggregate value of $20,000,000. For purposes of valuing the shares of Class A Common Stock and/or Series A Preferred Stock purchased by, or caused to be purchased by, KLR Sponsor and Rosemore pursuant to the immediately preceding sentence, shares of Class A Common Stock shall be purchased for and have a value equal to $10.40 per share and shares of Series A Preferred Stock shall be purchased for and have a value equal to $1,000 per share.

2.	Warrants. KLR Sponsor hereby agrees to transfer to Rosemore 750,000 KLRE Warrants held by KLR Sponsor at, and contingent upon the consummation of, the

Closing, in lieu of the transfer by KLR Sponsor of such KLRE Warrants to KLRE for cancellation and the reissuance of such KLRE Warrants by KLRE to Rosemore as an inducement payment pursuant to this Letter Agreement.

3.	Share Reallocation. On the second anniversary of the Closing Date, (i) (A) KLRE shall cancel a number of shares of Class A Common Stock held by KLR Sponsor equal to the Reallocated Share Number and (B) KLRE shall issue a number of shares of Class A Common Stock to Rosemore equal to the Reallocated Share Number and (ii) solely in the event the Hypothetical Year One Share Number is greater than the Reallocated Share Number, (A) KLRE shall cancel a number of shares of Class A Common Stock held by KLR Sponsor equal to the True-Up Share Number and (B) KLRE shall issue a number of shares of Class A Common Stock to Rosemore equal to the True-Up Share Number. From the date hereof until second anniversary of the Closing Date, KLR Sponsor shall retain a number of shares of Class A Common Stock equal to the Hypothetical Year One Share Number, or, in the event KLR Sponsor chooses to sell all or any portion of such shares of Class A Common Stock, KLR Sponsor shall retain and shall not distribute any funds obtained from the sale, transfer or other disposition of such shares of Class A Common Stock.

4.	Definitions. As used in this Letter Agreement, the following definitions shall apply:

a.	“Acquisition Percentage” means a percentage equal to, as of any date of determination, if as of such date KLRE and its Subsidiaries have consummated acquisitions of oil and gas properties with an aggregate purchase price equal to (i) $40,000,000 or more, but in any event less than $125,000,000, 25%; (ii) $125,000,000 or more, but in any event less than $250,000,000, 33%; (iii) $250,000,000 or more, but in any event less than $375,000,000, 66% and (iv) $375,000,000 or more, 100%; provided, however, that in the event that (A) any acquisition is presented to the Board of Directors of KLRE, (B) the Board of Directors of KLRE fails to approve such acquisition or any financing activities necessary to consummate such acquisition and (C) each member of the Board of Directors of KLRE not appointed by Rosemore or any of its Affiliates votes for such acquisition or any such financing activities, the “Acquisition Percentage” for all purposes of this Letter Agreement shall be equal to 100%.

b.	“Class A VWAP Price” means the volume weighted average price of a share of Class A Common Stock for all trading days during the period beginning on and including the Closing Date and ending on and including the trading day prior to the one year anniversary of the Closing Date.

c.	“Discount Percentage” means, as of the first anniversary of the Closing Date, 100% minus the greater of (i) the DJIA Percentage and (ii) the WTI Percentage; provided that in the event that both the DJIA Percentage and the WTI Percentage equal 0%, the “Discount Percentage” for all purposes of this Letter Agreement shall be equal to 100%.

d.	“DJIA Percentage” means the percentage obtained by dividing (i) (A) the closing price of the Dow Jones Industrial Average on the Closing Date minus (B) the average closing price of the Dow Jones Industrial Average for the period beginning on the Closing Date and ending on the date that is twelve months from the Closing Date by (ii) the closing price of the Dow Jones Industrial Average on the Closing Date; provided that if the calculation described in clause (i) of this definition results in zero or a negative number, the “DJIA Percentage” for all purposes of this Letter Agreement shall be equal to 0%.

e.	“Final Class A VWAP Price” means the volume weighted average price of a share of Class A Common Stock for the 20 trading days ending on and including the trading day prior to the second anniversary of the Closing Date.

f.	“Hypothetical Year One Share Number” means an amount equal to the Reallocated Share Number calculated, solely for purposes of this definition, as of the first anniversary of the Closing Date.

g.	“Promote Shares” means a number of shares of Class A Common Stock equal to (i) (A) the number of shares of Class A Common Stock issued to KLR Sponsor at the Closing upon conversion of the Class F Common Stock held by KLR Sponsor (as adjusted pursuant to the Amended and Restated Certificate of Incorporation of KLRE, including to take into account the Equity Financing) minus (B) the number of shares of Class A Common Stock transferred to the Subscribers (as defined in the Subscription Agreement) pursuant to the Subscription Agreement minus (C) the number of shares of Class A Common Stock to be distributed by KLR Sponsor to its members, directors and officers in connection with the Closing as described in the KLRE SEC Documents minus (D) the number of shares of Class A Common Stock required to be transferred by KLR Sponsor pursuant to the limited liability company agreement of KLR Sponsor upon consummation of the Transactions multiplied by (ii) 45%.

h.	“Reallocated Share Number” means, as of the second anniversary of the Closing Date, (i) in the event the Acquisition Percentage as of such time is less than 100%, an amount equal to the product of (A) the number of Promote Shares multiplied by (B) 100% minus the Acquisition Percentage as of such time multiplied by (C) the VWAP Percentage and (ii) in the event the Acquisition Percentage as of such time is equal to 100%, an amount equal to zero.

i.	“True-Up Share Number” means the quotient obtained by dividing (i) (A) the Hypothetical Year One Share Number minus the Reallocated Share Number multiplied by (B) $1.00 by (ii) the Final Class A VWAP Price.

j.	“VWAP Percentage” means a percentage equal to, as of the one year anniversary of the Closing Date, (i) if the Class A VWAP Price at such time is equal to or greater than $10.40 multiplied by the Discount Percentage, 0%, (ii) if the Class A VWAP Price at such time is greater than or equal to $9.60 multiplied by the Discount Percentage but less than $10.40 multiplied by the Discount Percentage, 20%, (iii) if the Class A VWAP Price at such time is greater than or equal to $8.80 multiplied by the Discount Percentage but less than $9.60 multiplied by the Discount Percentage, 40%, (iv) if the Class A VWAP Price at such time is greater than or equal to $8.00 multiplied by the Discount Percentage but less than $8.80 multiplied by the Discount Percentage, 60%, (v) if the Class A VWAP Price at such time is greater than or equal to $7.20 multiplied by the Discount Percentage but less than $8.00 multiplied by the Discount Percentage, 80%, and (vi) if the Class A VWAP Price at such time is less than $7.20 multiplied by the Discount Percentage, 100%.

k.	“WTI Percentage” means the percentage obtained by dividing (i) (A) the daily Cushing, Oklahoma West Texas Intermediate closing spot price (as published by the U.S. Energy Information Administration) as of the Closing Date minus (B) the average of the daily Cushing, Oklahoma West Texas Intermediate closing spot prices (as published by the U.S. Energy Information Administration) for the period beginning on the Closing Date and ending on the date that is twelve months from the Closing Date by (ii) the daily Cushing, Oklahoma West Texas Intermediate closing spot price (as published by the U.S. Energy Information Administration) as of the Closing Date; provided that if the calculation described in clause (i) of this definition results in a negative number, the “WTI Percentage” for all purposes of this Letter Agreement shall be 0%.

5.	Conditions to Effectiveness; Termination. The provisions set forth in this Letter Agreement shall take effect, and are conditioned in all respects, on the Closing of the Transactions contemplated by the Business Combination Agreement. In the event that the Business Combination Agreement is terminated in accordance with Section 8.1 of the Business Combination Agreement, this Letter Agreement shall terminate without any further action by KLRE, KLR Sponsor or Rosemore and shall be of no further force or effect.

6.	Miscellaneous.

a.	Notwithstanding anything to the contrary provided in this Letter Agreement, KLRE, Rosemore and KLR Sponsor shall not issue, sell, convey, transfer, assign or deliver any equity securities or equity-linked securities in KLRE (i) contrary to applicable Law, including Federal Securities Laws or any applicable state securities or “blue sky” or takeover Laws, or (ii) which would require a vote of the holders of the Class A Common Stock.

b.	This Letter Agreement may be amended only by a written instrument executed by KLRE, Rosemore and KLR Sponsor.

c.	This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of each other party hereto, such consent not to be unreasonably withheld.

d.	This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. With respect to any legal action or proceeding arising under this letter agreement, each party hereto (i) waives its right to trial by jury and (ii) submits to the non-exclusive jurisdiction of federal and state courts sitting in Wilmington, Delaware.

e.	This Letter Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same letter agreement. The exchange of copies of this Letter Agreement and of signature pages hereto by facsimile or electronic mail in portable document format shall constitute effective execution and delivery of this letter agreement. Signatures of the parties transmitted by facsimile or electronic mail in portable document format shall be deemed to be the parties’ original signatures for all purposes.

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IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

KLR ENERGY ACQUISITION CORP.

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	Chief Executive Officer

KLR ENERGY SPONSOR, LLC

By:	KLR Group Investments, LLC, its managing member

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Manager

SIGNATURE PAGE TO LETTER AGREEMENT

ROSEMORE, INC.

By:	/s/ Paul Ebner
Name: Paul Ebner
Title: President and Chief Executive Officer

SIGNATURE PAGE TO LETTER AGREEMENT